Portions of the following agreement have been redacted. Those words or phrases that have been redacted have been replaced with the following: **********. This information has been omitted pursuant to a request to the Securities and Exchange Commission for confidential treatment of this information pursuant to Rule 24b-2 of the Exchange Act of 1934.

                               STRATEGIC AGREEMENT
                               -------------------

         This Marketing Agreement (the "AGREEMENT"), dated as of February 2, 2000 (the "EFFECTIVE DATE"), is between and among America Online, Inc. ("AOL") and its wholly owned subsidiary CompuServe Interactive Services, Inc. ("COMPUSERVE"), a Delaware corporation, with offices at 5000 Arlington Centre Blvd, Columbus, Ohio 43220, and DME Interactive Holdings Inc. ("DME"), a Delaware Corporation and its wholly owned subsidiary, Places of Color, Inc. a Delaware corporation, (collectively "POC"), with offices at 519 E. Palisade, Englewood Cliffs, New Jersey 07632. AOL, CompuServe, DME and POC may be referred to individually as a "PARTY" and collectively as "PARTIES."

                                  INTRODUCTION
                                  ------------


         The Partiesdesire to enter into a strategic marketing relationship whereby (i) POC will distribute and promote certain services that are owned, operated, distributed or authorized to be distributed by or through AOL or any of its Affiliates, including a special edition version of the CompuServe Service and (ii) AOL will obtain an equity interest in DME. Capitalized terms used but not defined in the body of this Agreement or in the other Exhibits hereto, as the case may be, shall have the respective meanings given to such terms in EXHIBIT A attached hereto.

                                      TERMS
                                      -----

1.       DEVELOPMENT OF THE CUSTOMIZED SERVICE


         1.1 CUSTOMIZED SERVICE. CompuServe will develop and host a customized version of the CompuServe Service, which shall be programmed as described in EXHIBIT B ("Customized Service"). The Customized Service shall operate on the CompuServe Software. CompuServe shall provide Subscribers access to the Customized Service through the dial-up communication networks utilized by CompuServe. POC will have the ability to publish POC-provided Content on the Customized Service as described in EXHIBIT B.


         1.2 BRANDING. The Customized Service shall be branded "POC Online (or such other branding determined by POC), powered by CompuServe." All online branding of POC and CompuServe will be prominently featured above the fold, and each page shall contain the following notice near the bottom "Content Distributed by CompuServe." All marketing collateral shall be similarly branded.

         1.3 OTHER MODIFICATIONS. Except as specifically provided in this Agreement, POC shall not be entitled to swap out, add, or publish any content or links to the Customized Service. CompuServe may entertain the future integration of specific POC programming on the Customized Service; provided that if integrating any such services as agreed to by CompuServe creates additional development costs, POC agrees to fund such costs.

         1.4 COMPUSERVE LOOK AND FEEL. CompuServe reserves the right to redesign and/or modify the features, functions, organization, structure, "look and feel", navigation and other elements of the Customized Service. If CompuServe implements any such redesigns and/or modifications in a manner that materially adversely affects the nature of the placements for POC described in this Section 1, CompuServe will work with POC in good faith to provide POC with comparable package of placements reasonably satisfactory to POC.

         1.5 E-MAIL CUSTOMIZATION. CompuServe shall make available and host email service for all Subscribers utilizing the CompuServe email client already integrated into the CompuServe Service.

2.       POC WEBSITE

         2.1 CREATION AND OPERATION OF POC WEBSITE. In conjunction with the development of the Customized Service set forth in Section 1, POC shall maintain the POC Website as set forth in this
                  Section 2.

         2.2 USER TRAFFIC. POC will use reasonable commercial efforts to ensure that end user traffic linked from the Customized Service to the POC Website is either kept within the POC Website or channeled back to the Customized Service and/or the POC Website. CompuServe and POC shall cooperate in the implementation of mutually acceptable links from the POC Website to the Customized Service.

         2.3 CONTENT AND MARKETING RESTRICTIONS. POC agrees that the POC-hosted Start Page accessed through the CompuServe Network will not promote at an item/price level any of the following:
                  (i) telecommunications services (including long distance, wireless, prepaid calling cards, post-paid calling cards, on-line sign-up, online billing information, IP Telephony, click-to-call and universal massaging), (ii) brokerage service, (iii) Credit Cards/Charge Cards, (iv) photo processing/developing, (v) such other products or services that CompuServe may from time to time communicate to POC upon thirty (30) days' notice or otherwise violate the CompuServe TOS (defined in Section 3.2 below). In addition to the foregoing, all Linked Pages will be subject to the restrictions set forth in this Section 2.3. In addition, POC agrees that the POC Website will not promote, sell, offer or otherwise distribute any products or services through a consumer to consumer auction format without the prior written consent of CompuServe.

         2.4 HOSTING AND ACCESS. POC shall be responsible for any hosting and communication costs associated with maintaining the POC Website and any Content published by POC for use on the Customized Service. Further, during the term of this Agreement, POC will permit all AOL and CompuServe Members to access and use the POC Website free of charge.

         2.5 OPERATING STANDARDS. POC shall ensure that the POC Website complies at all times with the operating standards set forth in EXHIBIT C and shall be subject to CompuServe's then-current Advertising Policies, as amended from time to time by CompuServe.

3.       OPERATION OF THE CUSTOMIZED SERVICE

         3.1 GENERAL. The Parties will use commercially reasonable efforts to ensure the Launch Date occurs on or before March 31, 2000. The "Launch Date" shall be the first to occur of March 31, 2000 or the first day that the Customized Service is commercially available to Subscribers.

         3.2 PRICING. CompuServe shall determine, in its sole discretion, the amount of the subscription fee charged to Subscribers and any hourly limitations per month for usage of the Customized Service. The Parties agree and acknowledge that they will offer the Customized Service initially at a subscription fee of $19.95 per month for not less than 150 hours of usage per month; however, CompuServe shall have the right to adjust the subscription fee at any time during the Term of this Agreement. CompuSeve shall determine in its sole discretion any and all of the terms and conditions for the use of the Customized Service (including, but not limited termination/cancellation provisions).

         3.3 TERMS OF SERVICE. POC agrees and acknowledges that each prospective Subscriber shall, as a condition to the use of such service, be required to agree to CompuServe's then-standard end-user terms of service ("CompuServe TOS") that it has developed for such service. CompuServe shall determine in its sole discretion any and all of the terms and conditions for the use of the Customized Service (including, but not limited to termination/cancellation provisions), which CompuServe may modify at any time in its sole discretion.

         3.4 SUBSCRIPTION FEES. CompuServe shall be responsible for the billing and collection of all amounts due from members of the Customized Service for accessing and using such services. CompuServe shall be entitled to retain all subscription, advertising, transaction, communication, premium surcharge and other revenues generated by the Customized Service. POC shall be entitled to retain all revenue generated by the POC Website and the Linked Pages. With respect to an initial subscription fee offering of $19.95 for the Customized Service, CompuServe shall remit to POC as a marketing commission either (a) ********** of the Subscription Fee collected by CompuServe per month from each Subscriber if the total number of Subscribers is ********** or less, or (b) ********** of the Subscription Fee collected by CompuServe per month from each Subscriber if the total number of Subscribers is greater than **********. CompuServe shall pay such commissions to POC within sixty (60) days after the end of each month. In the event that CompuServe exercises its right under Section 3.2 to adjust the subscription fee for the Customized Service, CompuServe shall notify POC in writing of its intent to adjust the pricing for the Customized Service (the "CompuServe Notice") and advise POC of the new price point for the subscription fee ("Adjusted Price Point"). In the event CompuServe proposes an Adjusted Price Point below $19.95 per month, CompuServe also shall propose a new formula for a marketing commission to POC. The Parties shall negotiate in good faith and agree to a new marketing commission formula within thirty (30) days of the CompuServe Notice. Either Party may terminate this Agreement in the event the Parties are unable to agree to a new marketing commission under the terms set forth in this Section 3.4.

         3.5 ORDERS, INSTALLATION AND REGISTRATION. POC acknowledges and agrees that when the CompuServe Software is installed on a prospective Subscriber's system, such installation shall occur pursuant to the installation procedures for such client provided by CompuServe (which shall not be modified without CompuServe's approval). To use the CompuServe Software to access the respective service, a prospective subscriber must first register with such service, which registration shall occur pursuant to the then-standard registration procedures for such service, as determined by CompuServe in its sole discretion.

         3.6 SUPPORT OF SUBSCRIBERS. CompuServe shall, at its own expense, provide or offer to Subscribers customer service for the Customized Service as is generally provided or offered to CompuServe Members, including without limitation customer service, technical support, billing services, and special promotions or offerings. Once the Customized Service has achieved at least One Hundred Thousand Subscribers (100,000), the parties may mutually agree on a manner in which the customer service will be POC branded. In addition, the Parties will cooperate to develop efficient methods of handling customer service inquiries regarding the other Party's products and/or services (E.G., exchanging 800 numbers or warm transfer of calls).


4.       ONLINE MARKETING OVERVIEW


         4.1 SUBSCRIBER COMMUNICATIONS. All communications by POC to Subscribers shall be (i) subject to approval by CompuServe,
                  (ii) performed by CompuServe, and (iii) subject to the CompuServe TOS (including, without limitation, its Privacy Policy and marketing preferences) and applicable laws and regulations. The Parties shall use commercially reasonable efforts to explore the development of a procedure in which a pop up screen or similar device can be used to enable Subscribers to opt in to disclosing certain personal and demographical data for use by POC; provided however, that such procedure (i) must be, as determined by CompuServe in its sole discretion, technically and economically feasible to implement, (ii) must comply with the terms of the CompuServe TOS and all laws and regulations related to the use of personal data and (iii) must enable Subscribers to change their marketing preference at any time and in their sole discretion.

         4.2 OUTBOUND EMAIL. POC agrees that all outbound email Subscribers shall be subject to the CompuServe TOS, which includes, among other things, the right of Subscribers to opt out of direct marketing. POC shall submit such e-mails for approval by CompuServe no later than one week prior to the proposed date of distribution thereof.

         4.3 OWNERSHIP OF ADVERTISING AND PROMOTIONAL SPACE. Except as otherwise provided herein, CompuServe owns all right, title and interest in and to the advertising and promotional spaces within the Customized Service, including, without limitation, advertising and promotional spaces on any CompuServe forms or pages preceding or framing (i) the forums, (ii) any POC-provided content, (iii) the POC Website and (iv) the Linked Pages.

5.       POC MARKETING OBLIGATIONS.

         5.1 POC'S MARKETING PLAN. POC, at its expense, will market the Customized Service to its customers and prospective customers.

         5.2 CUSTOMIZED SERVICE DISTRIBUTION. CompuServe will provide a Gold Master of the CompuServe Software and any documentation, brochures and similar materials related to use of such software and the Customized Service (the "Collateral") pursuant to a distribution plan to be mutually agreed to by POC and CompuServe. POC shall be responsible for ordering sufficient quantities of the Collateral, and CompuServe will ship the ordered quantities thereof within thirty (30) calendar days after receiving an order from POC. POC will be responsible for ordering the discs, disc replication costs, as well as the costs of packaging and distributing the CompuServe Software in disc form. POC agrees not to obfuscate, remove or alter any of the patent, copyright or other proprietary rights notices included in the CompuServe Software provided by CompuServe to POC.

         5.3 ADDITIONAL PROMOTIONAL ACTIVITIES. POC will use all commercially reasonable efforts to market the Customized Service through additional marketing channels including, but not limited to, bill inserts, radio, television, partner channels, and prominent promotion on its existing POC Website. Both Parties shall mutually agree upon the specific marketing channels and messaging of any promotional campaign.

         5.4 MARKETING RESTRICTIONS. POC shall not market the Customized Service to any current or prospective partner that derives more than twenty percent (20%) of its gross revenues from the sale or licensing of computer hardware, software or computing products.

         5.5 SUPPRESSION. POC agrees to use reasonable efforts to suppress from all marketing solicitations conducted by or on behalf of it or any of its affiliates that market the Customized Service
                  (i) subscribers to AOL who joined within ********** months of the date that any suppression merge/purge is conducted hereunder, (ii) CompuServe Members who joined within ********* months of the date of any such merge/purge and (iii) former subscribers to AOL who cancelled their AOL service within six (6) months of the date of any such merge/purge. CSC DirecTech shall conduct all merge/purge name suppression in accordance with AOL house file suppression criteria (a copy of which is attached as EXHIBIT D).

         5.6      EXCLUSIVITY. During the Term and except as may be permitted in
                  Section 5.7 and Section 10.1, or as may otherwise be mutually agreed to by the Parties, POC shall not market, promote, offer, sell or distribute any products or service integral to an Interactive Service (other than the Customized Service as contemplated hereunder) through any of its online or offline marketing channels, including, without limitation, any broadband solution that would be made available by CompuServe to POC pursuant to Section 10.1 below.

         5.7 AOL MARKETING. At the request of AOL, POC shall use commercially reasonable efforts to market and distribute the AOL Service through POC's marketing channels as described herein and as currently anticipated under the terms of this Agreement. The specific marketing channels and messaging of any promotional campaign shall be mutually agreed upon by both Parties. AOL shall pay POC a fee of ********** for each Qualified New Member acquired through the distribution of the AOL Software by means of direct mailings and ********** for each Qualified New Member acquired through the distribution of the AOL Software by means of other distribution channels. AOL shall pay such amounts to POC on a quarterly basis, within thirty (30) days of the end of each calendar quarter. For the purposes hereof, a "Qualified New Member" shall mean any person or entity who registers for the AOL Service during the Term using POC's special promotion identifier and who pays the then-standard fees required for membership to the AOL Service through at least two consecutive billing cycles.

6.       COSTS; REPORTING.

         6.1 COMPUSERVE COSTS. Except as otherwise provided in this Agreement, CompuServe shall pay for the development of the CompuServe Software, and any customization of the Customized Service that will be developed and hosted by CompuServe, and such other costs as are specifically allocated to CompuServe under this Agreement.

         6.2 POC COSTS. POC shall bear the cost of duplicating the CompuServe Software and marketing the Customized Service, all Collateral with respect thereto and such other costs as are specifically allocated to POC under this Agreement. Notwithstanding the above, POC agrees to reimburse CompuServe up to ********************* for any development costs incurred by CompuServe in creating the CompuServe Tools or any other tools, features or functionality requested by POC hereunder, if there are not at least ********** Subscribers of the Customized Service at the end of the initial 18-month term.

         6.3 REPORTING. POC will provide CompuServe with monthly reports of the total number of collateral units and other marketing materials distributed to POC's customer base and a rolling 30/60/90 forecasts of intended future distributions to its customer base. Subject to receiving POC's reports, CompuServe will provide monthly reports detailing the number of new Subscribers from POC's marketing program.

7.       PROMOTIONS.

         7.1 COOPERATION. Each Party shall cooperate with and reasonably assist the other Party in supplying Content for marketing and promotional activities that relate to the Customized Service.

         7.2 MATERIALS/PRESS RELEASES. Each Party will submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any press release or any other public statement ("Press Release") regarding the transactions contemplated hereunder. Notwithstanding the foregoing, either Party may issue Press Releases and other disclosures as required by law, rule, regulation or court order or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will provide at least five (5) business days prior written notice of such disclosure. The failure to obtain the prior written approval of the other Party shall be deemed a material breach of this Agreement. Because it would be difficult to precisely ascertain the extent of the injury caused to the non-breaching Party, in the event of such material breach, the non-breaching Party may terminate this Agreement immediately upon notice to the other Party.

8.       EQUITY INTEREST.

         8.1 PRIVATE PLACEMENT OF DME COMMON STOCK. In addition to any other payments set forth in this Agreement, POC's parent, DME, hereby agrees to execute and deliver to America Online, Inc. ("AOL") on or before February __, 2000, a Subscription Agreement in substantially the same form attached hereto as EXHIBIT E, pursuant to which AOL may subscribe to purchase from DME up to one million two hundred fifty thousand (1,250,000) shares of DME common stock, par value $.001 per share ("DME Common Stock"), at a per share purchase price equal to the stated par value thereof as of the date hereof.

         8.2 WARRANT FOR DME COMMON STOCK. In addition to the foregoing, DME shall grant AOL a warrant (the "Warrant"), to purchase up to an additional four million (4,000,000) shares of DME Common Stock, at a per share purchase price equal to the closing price per share of the DME Common Stock on the day immediately preceding the Effective Date. The Warrant may be exercised, in whole or in part, at any time and from time to time on or after the date which is 18 months from the Effective Date of this Agreement, as specifically described in the Warrant attached hereto as EXHIBIT F.

         8.3 INVESTOR RIGHTS AGREEMENT. The DME securities held by AOL and its permitted assigns shall be subject to an Investor Rights Agreement, in substantially the same form attached hereto as EXHIBIT G, which shall provide for, among other things, certain registration rights. All fees and expenses in connection with the foregoing shall be borne by DME (except for sales commissions and discounts attributable to sales of shares by the selling shareholder, which shall be borne by such seller).

         8.4 AMENDMENT TO CERTIFICATE OF INCORPORATION. DME shall use its best efforts to take all actions necessary to amend its Certificate of Incorporation within ninety (90) days of the Effective Date to increase the Company's authorized but unissued shares of Common Stock to such number of shares as shall permit AOL to exercise the entire Warrant. Following such approval, DME shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrant, a sufficient number of shares of Common Stock to effect the exercise of the entire Warrant. DME's failure to comply with this Section 8.4 shall constitute a material breach of this Agreement.

9.       TERM AND TERMINATION


         9.1 TERM. The initial term of the agreement will be a period of Eighteen (18) months from the Launch Date. On a date ninety
                  (90) days prior to the expiration date, the Parties shall meet to determine whether to extend the Agreement. The initial 18-month term, together with any extension hereto, shall be referred to herein as the "TERM." If the parties elect not to extend the term, then, following expiration of the Agreement
                  (i) the then remaining subscriber base of the Customized Service shall continue to receive the Customized Service (with the applicable POC branding) until the subscriber base for the Customized Service falls below **********. At such time, CompuServe, at its option, may convert the remaining subscriber base upon expiration of the Agreement to a standard (non co-branded) CompuServe or AOL service offering, (ii) CompuServe will control all retail pricing with respect to the then remaining subscriber base, (iii) POC will not market, through any online or offline marketing channel for a period of one hundred eighty (180) days from the date of expiration, an Interactive Service that is targeted to the then remaining subscriber base.

         9.2 TERMINATION FOR BREACH. Except as expressly provided elsewhere in this Agreement, either party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other party which remains uncured after forty-five (45) days written notice thereof to the other party (or such shorter period as may be specified elsewhere in this Agreement).

         9.3 TERMINATION FOR BANKRUPTCY/INSOLVENCY. Either party may terminate this Agreement immediately following written notice to the other party if the other party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         9.4 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated upon mutual agreement of the Parties.

         9.5 TERMINATION DUE TO A CHANGE IN MANAGEMENT. The Parties acknowledge that AOL and CompuServe are entering into this Agreement based upon DME's commitment to retain the services of Darien Dash as a key executive of DME and POC. At the sole election of AOL or CompuServe, this Agreement may be terminated immediately upon written notice by AOL or CompuServe at anytime if Darien Dash holds neither the position of the Chariman or President of DME or POC.

10.      OTHER PRODUCTS

         10.1 BROADBAND. During the term of this Agreement, POC grants CompuServe a first right of refusal to provide POC with a broadband Internet access solution for the Customized Service. CompuServe shall have thirty (30) days to respond to a written broadband proposal from POC, which shall outline the material terms of a proposed broadband access solution. If CompuServe can deliver a similar product/service with business terms that is substantially equivalent in all material respects to any competitive offer, POC will agree to use the CompuServe device solution.

11.      STANDARD LEGAL TERMS

         The Standard Legal Terms & Conditions set forth on EXHIBIT C attached hereto are each hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.



COMPUSERVE INTERACTIVE SERVICES, INC.       DME INTERACTIVE HOLDINGS, INC.

By: /s/ ALAN ALFORD                             By: /S/ DARIEN DASH
   ---------------------------------            -------------------------

Print Name: Alan Alford                     Print Name: Darien Dash
           -------------------------                    ------------------

Title:  Vice President--Business Affairs    Title: President
       ---------------------------------           -----------------------





AMERICA ONLINE, INC.                        PLACES OF COLOR, INC.

By: /s/ DAVID COLBURN                       By: /S/ DARIEN DASH
   ---------------------------------            -------------------------

Print Name: David Colburn                   Print Name: Darien Dash
           -------------------------                    ------------------

Title:  President--Business Affairs         Title: President
       ------------------------------              -----------------------

                                    EXHIBIT A
                                    ---------

                                   DEFINITIONS


AFFILIATE. Any agent, distributor, parent company or franchisee of CompuServe, or an entity in which CompuServe holds at least a nineteen percent (19%) equity interest.

AOL MEMBER shall mean any authorized user of the CompuServe Service, including any sub-accounts using the CompuServe Service under an authorized master account.

AOL SERVICE shall mean the proprietary software used to connect to and use the U.S. version of the America Online(R) brand service.

AOL SOFTWARE shall mean the U.S. version of the America Online(R)brand commercial online service.

CHANGE OF CONTROL. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party; or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

CHANNEL shall mean the Content areas organized into topical categories and linked directly from navigational buttons from the POC-hosted Start Page or the CompuServe Software on the Customized Service, as the same may exist from time to time, but which currently includes the following: Communications, Personal Finance, News, Weather, Home & Interests, Health & Fitness, Lifestyles, Shopping, Sight & Sound, Chat, Member Center, Internet, Computing, Business, Travel, Arts & Entertainment, Local, Car Club, Games, Forum Center, Research and Sports.

COMPUSERVE LOOK AND FEEL. The distinctive and particular elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the CompuServe Network and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements.

COMPUSERVE MEMBER shall mean any authorized user of the CompuServe Service, including any sub-accounts using the CompuServe Service under an authorized master account.

COMPUSERVE NETWORK shall mean (i) the CompuServe Service and (ii) any other product or service owned, operated, distributed or authorized to be operated or distributed by or through CompuServe or any of its affiliates worldwide (including, without limitation, CompuServe.com, privately labeled or co-branded portal sites or services developed and maintained by CompuServe for third parties, and the other properties excluded from the definitions of the CompuServe Service or CompuServe.com, as provided herein).

COMPUSERVE.COM shall mean the Internet "portal" site operated by CompuServe under the "CompuServe.com" located at the URL __________.

COMPUSERVE SERVICE shall mean the standard personal computer-based, narrow-band U.S. versions of the CompuServe(R) brand online service. The definition specifically excludes (a) the international versions of CompuServe (E.G., CompuServe UK), (b) CompuServe.com, (c) "CompuServe Instant Messenger(TM)," "Digital Cities" or any similar independent product, service or property which may be offered by, through or with the U.S. versions of the CompuServe(R) brand service, (d) any programming or content area offered by or through the U.S. version of the CompuServe(R) brand service over which CompuServe does not exercise complete operational control (including, without limitation, content areas controlled by other parties and member-created content areas), (e) any yellow pages, white pages, classifieds or other search, directory or review services or content offered by or through the U.S. version of the CompuServe(R) brand service, (f) any property, feature, product or service which CompuServe or any of its affiliates may acquire subsequent to the Effective Date, any privately labeled service in which CompuServe's agreement with a third party prohibits or limits interactive marketing, placements, advertising or any other form of promotion by CompuServe and (g) any other version of a CompuServe service which is materially different from the standard narrow-band U.S. versions of the CompuServe brand service, by virtue of its branding, distribution, functionality, content or services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

COMPUSERVE SOFTWARE shall mean CompuServe's standard proprietary software marketed under the name "CompuServe 2000" that enables CompuServe Members to access the CompuServe Service and the Internet.

COMPUSERVE TOOLS shall mean the proprietary management software, methods and procedures that CompuServe determines in its sole discretion are reasonably necessary for POC to program the POC-hosted Start Page and such other Content that POC will post on the Customized Service in accordance with this Agreement.

CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of this Agreement, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about CompuServe Members, CompuServe Users, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving Party without the use of any Confidential Information, (b) disclosed in published materials, (c) generally known to the public through no fault or breach by the receiving party, (d) lawfully obtained from any third party who has a right to disclose such information and who provides it without any obligation of confidentiality, or (e) required or reasonably advised to be disclosed by law.

CONTENT. Text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, services, advertisements, promotions, links, pointers, technology and software.

CUSTOMIZED SERVICE. The customized version of the CompuServe Service described in Section 1 of this Agreement.

EFFECTIVE DATE means the date so defined in the Preamble.

INTERACTIVE SITE shall mean any interactive site and/or sites that are managed, maintained or owned by or on behalf of POC and its respective agents that provides and/or licenses information, Content or other materials.

INTERACTIVE SERVICE shall mean any entity offering one or more of the following:
(i) online or Internet connectivity services (e.g., an Internet service provider); (ii) a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service); or (iii) communications software capable of serving as the principal means through which a user creates, sends and receives electronic mail or real time online messages.

INTERNET ACCESS shall mean online or Internet connectivity services.

LAUNCH DATE shall mean the date in which the operation of a Customized Service becomes "live" and available for online access by a Subscriber, as described in
Section 3.1.

LINKED PAGES shall mean those pages of the POC Website that are linked directly from the Customized Service.

MARKS shall mean the trade names, trademarks and service marks of POC or CompuServe.

POC-HOSTED START PAGE shall mean the web page developed, published, maintained and hosted by POC as its start page for the Customized Service as described in
Section 1 and EXHIBIT B of this Agreement.

POC WEBSITE shall mean any interactive site or area which is managed, maintained or owned by POC or its agents or to which POC provides and/or licenses information, Content or other materials, including, by way of example and without limitation, (i) a POC site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

SUBSCRIBERS shall mean any user who registers and becomes authorized to use any version of the Customized Service, including any sub-accounts using any version of the Customized Service under an authorized master account.

VIRTUAL LOCK SOFTWARE shall mean CompuServe's proprietary host-based software that uses remote pass phrase authentication to authenticate CompuServe Members.

                                    EXHIBIT B
                                    ---------

                        PROGRAMMING OF CUSTOMIZED SERVICE

(a) POC MAIN MENU PAGE. POC shall use a web page developed, published, maintained and hosted by it as the start page for the Customized Service (a "POC-hosted Start Page"); provided that the POC-hosted Start Page must contain CompuServe co-branding that is substantially similar to that provided on the Main Menu of the standard CompuServe Service, and must contain prominent, above-the-fold return navigational links to the Customized Service as shown in Illustration No. 1 attached to this EXHIBIT B.

(b) POC-HOSTED START PAGE. POC shall be solely responsible for developing, publishing, maintaining and hosting the POC-hosted Start Page, and CompuServe shall have no operational responsibility with respect thereto.

(c) POC WEBSITE. Any web sites controlled or operated by POC (the "POC Website") and all pages linked from the Customized Service ("Linked Pages") shall be subject to CompuServe's standard terms and conditions, as set forth in the definitive agreement (including, without limitation, CompuServe's Terms of Service ("TOS"), advertising, marketing and content restrictions, navigational requirements, hosting and access terms, technology compatibility, operating standards and online commerce terms). CompuServe must pre-approve all content partners of POC whose content will appear on or will be directly accessible from the POC-hosted Start Page. The parties will mutually agree on the manner in which CompuServe's approval will be given.

(c) CHANNEL TOP CUSTOMIZATION. POC may add content to the top page of two (2) Channels on the CompuServe Service that are most contextually relevant to POC's business, as determined in POC's reasonable discretion, by providing additive links on such top page. Once POC has acquired 100,000 subscribers for the Customized Service, the Parties may mutually agree on up to but not exceeding two (2) additional channels in which POC can add content. The additional content provided by POC must not exceed fifty percent (50%) of the above the fold non-navigational area of such page (as viewable on an 800 x 600 pixel screen without scrolling). Channels that cannot support this functionality include news, weather, sports, international, local, movies and shopping. All POC content will be subject to the column formatting requirements, vertical and horizontal spacing requirements and publishing templates established by CompuServe from time to time for any page of the CompuServe Service.


(d) PORTAL CUSTOMIZATION. CompuServe shall redirect the Internet Channel navigation button on the Internet button on the CompuServe Software tool bar to a customized version of CompuServe's standard CompuServe.com Internet gateway top page ("Co-Branded Internet Gateway") as shown in Illustration No. 2 attached to this EXHIBIT B. The domain for the Co-Branding Internet Gateway Partner will be a URL hosted by CompuServe (e.g., compuserve.com/partner_nameonline). Such URL will also be accessible from the World Wide Web.

 (e) SEARCH CUSTOMIZATION. CompuServe shall incorporate "Try These First" or "Best Picks" functionality within the CompuServe search engine, for up to 10 keyword search terms to be provided by POC prior to the launch of the Customizable Service. POC shall supply CompuServe with the applicable search terms, descriptions and URL's in order to implement this functionality.

(f) STALE CONTENT. CompuServe can convert POC's Customized Service to a static template if, within any six month period, there are at least three instances in which POC publishes content to AOL that 1) contains broken links, 2) is not formatted properly or 3) causes the page not to render properly on the Customizable Service. The foregoing right will not apply if in CompuServe's reasonable opinion, POC is taking reasonable steps to remedy the aforementioned deficiencies.

                               Illustration No. 1



[GRAPHIC OMITTED]

[OBJECT OMITTED]

                               Illustration No. 2

                                    EXHIBIT C
                                    ---------

                STANDARD LEGAL AND OPERATING TERMS AND CONDITIONS






I.  INTELLECTUAL PROPERTY

LICENSE. CompuServe hereby grants POC a non-exclusive license to distribute and promote the CompuServe Software and Documentation during the Term, solely to the limited extent and for the express purposes contemplated hereunder.


LICENSE TO POC. Solely in connection with the marketing, promotion and distribution obligations specified in this Agreement, and subject to the other provisions of this Agreement, POC shall be entitled to use the Marks, provided that POC (a) does not create a unitary composite mark involving a Mark without the prior written approval of CompuServe; and (b) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the Marks in accordance with applicable trademark law and practice. In using the Marks, POC acknowledges and agrees that: (i) the Marks are and shall remain the sole property of CompuServe; (ii) POC shall not now or in the future contest the validity of the Marks; (iii) nothing in this Agreement shall confer in POC any right of ownership in the Marks; and (iv) POC acknowledges that its utilization of the Marks will not create in it, nor will it represent it has, any right, title or interest in or to such Marks other than the licenses expressly granted herein.


LICENSE TO COMPUSERVE. In designing and implementing the Customized Service and any marketing, advertising, press releases or other promotional materials related to this Agreement and/or referencing the other Party and/or its trade names, trademarks and service marks (the "Promotional Materials") and subject to the other provisions contained herein, CompuServe and its Affiliates shall be entitled to use the trade names, trademarks and service marks of POC (collectively, together with the CompuServe marks listed above, the "Marks"); provided that it (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party and
(ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.


RIGHTS. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.


QUALITY STANDARDS. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks shall conform to quality standards communicated in writing by the other Party for use of its trademarks. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party, which utilize the other Party's Marks. Each Party shall comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to use of the other Party's Marks.


PROMOTIONAL MATERIALS/PRESS RELEASES. Each Party will not use the other Party's name in any advertising, publications, promotional material or publicity release concerning the subject matter of this Agreement without the other Party's prior written approval, which shall not be unreasonably withheld or delayed.


INFRINGEMENT PROCEEDINGS. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party, at such other Party's expense, with its reasonable cooperation and assistance with respect to any such infringement proceedings.


II.  POC WEBSITE.


CONTENT. POC represents and warrants that all Content contained within the Linked Pages, the POC-hosted Start Page, and such other Content published by POC on the Customized Service (i) will conform to, the terms of this Agreement, (ii) do not and will not knowingly infringe on or violate any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music related rights, and (iii) do not and will not knowingly contain any Content which violates any applicable law or regulation (collectively, the "Rules"). In the event that CompuServe notifies POC in writing that any such Content, as reasonable determined by CompuServe, does not comply or adhere to the Rules, then POC shall use its best efforts to block access by CompuServe Members to such Content. In the event that POC cannot, through its best efforts, block access by CompuServe Members to such Content in question, and then POC shall provide CompuServe prompt written notice of such fact. CompuServe may then, at its option, either (i) restrict access from the CompuServe Network to the Content in question using technology available to CompuServe or (ii) in the event access cannot be restricted, direct POC to remove any such Content until such time as the Content in question is no longer displayed. POC will cooperate with CompuServe's reasonable requests to the extent CompuServe elects to implement any such access restrictions.


MANAGEMENT. POC shall design, create, edit, manage, update and maintain the POC-hosted Start Page and the POC Website. CompuServe shall have no obligation of any kind with respect to the POC Website.


CONTESTS. POC shall ensure that any contest, sweepstakes or similar promotion conducted or promoted through the POC Website on a POC-hosted Start Page or Linked Page (a "Contest") complies with all applicable laws and regulations.


DISCLAIMERS. Upon CompuServe's request, POCagrees to include within the POC Website a disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that all Content (including any products and services) is provided solely by POC and not CompuServe and any transactions are solely between POC and CompuServe Members using or purchasing such Content.

III.  OPERATING STANDARDS


INTERACTIVE SITE INFRASTRUCTURE. POC will be responsible for all communications, hosting and connectivity costs and expenses associated with the POC-hosted Start Page and POC Website. POC will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the POC-hosted Start Page and POC Website from the CompuServe Network.


OPTIMIZATION; SPEED. POC will use commercially reasonable efforts to ensure that: (a) the functionality and features within the POC Website and POC-hosted Start Page are optimized for the client software then in use by CompuServe Members; and (b) the POC Website is designed and populated in a manner that minimizes delays when CompuServe Members attempt to access such site.



TECHNICAL PROBLEMS. POC agrees to use commercially reasonable efforts to address material technical problems (over which POC exercises control) affecting use by Subscribers of the POC-hosted Start Page and the POC Website (an "POC Technical Problem") promptly following notice thereof. In the event that POC is unable to promptly resolve an POC Technical Problem following notice thereof from CompuServe (including, without limitation, infrastructure deficiencies producing user delays), CompuServe will have the right to regulate the promotions it provides to POC hereunder until such time as POC corrects the POC Technical Problem at issue.


MONITORING. POC will ensure that the performance and availability of the POC-hosted Start Page and POC Website are monitored on a continuous (24 X 7) basis. The following POC contact persons shall be available on a continuous
(24x7) basis to CompuServe in case CompuServe is notified of a problem involving the POC-hosted Start Page or the POC Website: Kathleen McQuaid. POC will provide CompuServe no later than ten (10) days' prior to the Launch Date with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for POC 's principal business and technical representatives, for use in cases when issues or problems arise with respect to the POC-hosted Start Page, Content published by POC on the Customized Service, the Linked Pages and the POC Website.


SECURITY. POC will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the POC-hosted Start Page and the POC Website. POC will facilitate periodic reviews of the POC-hosted Start Page and the POC Website by CompuServe in order to evaluate the security risks of such site. POC will promptly remedy any security risks or breaches of security as may be identified by CompuServe's Operations Security team.


TECHNICAL PERFORMANCE.


     i. POC will design the POC-hosted Start Page and POC Website to support the CompuServe-Client embedded versions of the Microsoft Internet Explorer 3.0,
     4.0 and 5.0 browsers (Windows and Macintosh).

     ii. Prior to releasing material, new functionality or features through the POC-hosted Start Page and POC Website ("New Functionality"), POC will use commercially reasonable efforts to either (i) test the New Functionality to confirm its compatibility with CompuServe Service client software or (ii) provide CompuServe with written notice of the New Functionality so that CompuServe can perform tests of the New Functionality to confirm its compatibility with the CompuServe Service client software.

COMPUSERVE INTERNET SERVICES PARTNER SUPPORT. CompuServe will provide POC with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that CompuServe makes generally available to similarly situated web-based partners. CompuServe support will not, in any case, be involved with content creation on behalf of POC or support for any technologies, databases, software or other applications which are not supported by CompuServe or are related to any POC area other than the POC Website. Support to be provided by CompuServe is contingent on POC providing to CompuServe demo account information (where applicable), a detailed description of the POC Website's software, hardware and network architecture and access to the POC Interactive Site for purposes of such performance and the coordination load testing as CompuServe elects to conduct.


IV.  ADVERTISING


ADVERTISING SPACE. CompuServe owns all right, title and interest in and to the advertising and promotional spaces within the CompuServe Network (including, without limitation, advertising and promotional spaces on any Welcome Mat, CompuServe forms or pages preceding or framing the POC-hosted Start Page and POC Website and any CompuServe pages on which POC-hosted Start Page resides). The specific advertising inventory within any such CompuServe forms or pages shall be as reasonably determined by CompuServe. POC owns all right, title and interest in and to the advertising and promotional spaces within the POC Website. The Party that owns the right, title and interest in and to the advertising and promotional space within any form, page or area shall have the exclusive right (as between the Parties) to sell promotions, advertisements, sponsorships, links, pointers or similar services or rights (collectively, "Advertisements") in and through such form, page or area, except to the extent such Party has herein expressly granted the other Party a right to sell Advertisements in and through such form, page or area.


V. COMPUSERVE SERVICE.


COMPUSERVE LOOK AND FEEL. POC acknowledges and agrees that CompuServe shall own all right, title and interest in and to the CompuServe Look and Feel. In addition, CompuServe shall retain editorial control over the portions of the CompuServe pages and forms that frame the POC-hosted Start Page and any Linked Pages (the "CompuServe Frames"). CompuServe may, at its discretion, incorporate navigational icons, links and pointers or other Content into such CompuServe Frames.


OPERATIONS. CompuServe shall be entitled to require reasonable changes to the POC-hosted Start Page to the extent such site will, in CompuServe's good faith judgment, adversely affect operations of the CompuServe Network.

VI.  MUTUAL OBLIGATIONS.


DUTY TO INFORM. Each Party shall promptly inform the other of any information related to the Customized Service that could reasonably lead to a claim, demand or liability of or against the other Party and/or its Affiliates by any third party.


RESPONSE TO QUESTIONS/COMMENTS; CUSTOMER SERVICE. POC shall respond promptly and professionally to questions, comments, complaints and other reasonable requests regarding the POC Website and the POC-hosted Start Page by Subscribers or on request by CompuServe, and shall cooperate and assist CompuServe in promptly answering the same. CompuServe shall respond promptly and professionally to questions, comments, complaints and other reasonable requests regarding access to the Customized Service by Subscribers or on request by POC, and shall cooperate and assist POC in promptly answering the same.


PRODUCTION WORK. In the event that POC requests any CompuServe production assistance, POC shall work with CompuServe to develop detailed production plans for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, CompuServe shall notify POC of (i) CompuServe's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of agreed-upon Production Plan, such agreement shall be reflected in a separate work order signed by the Parties. To the extent POC elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to CompuServe's production Standards & Practices (a copy of which will be supplied by CompuServe to POC upon request). The specific production resources which CompuServe allocates to any production work to be performed on behalf of POC shall be as determined by CompuServe in its sole discretion.


TRAINING AND SUPPORT. At the request of POC, CompuServe shall make available to POC standard CompuServe training and support programs necessary to produce any CompuServe areas hereunder. POC can select its training and support program from the options then offered by CompuServe. POC shall be responsible to pay the fees associated with its chosen training and support package as mutually agreed to by the Parties. In addition, POC will pay travel and lodging costs associated with its participation in any CompuServe training programs (including CompuServe's travel and lodging costs when training is conducted at POC 's offices).


LAUNCH DATE. In the event that any terms contained herein relate to or depend on the launch date of the online area or other property contemplated by this Agreement, which launch date is later than the Effective Date, then it is the intention of the Parties to record such launch date in a written instrument signed by both Parties promptly following such launch date; provided that, in the absence of such a written instrument, the launch date shall be as reasonably determined by CompuServe based on the information available to CompuServe.


VII.  REPRESENTATIONS AND WARRANTIES


Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; (iv) such Party's Promotional Materials will neither infringe on any copyright, U.S. patent or any other third party right nor violate any applicable law or regulation and (v) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.


VIII.  CONFIDENTIALITY


Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide at least five- (5) business day's prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.




IX.  RELATIONSHIP WITH COMPUSERVE MEMBERS


SOLICITATION OF SUBSCRIBERS. During the Term and for the one-year period following the expiration or termination of this Agreement, neither POC nor its agents will use the CompuServe Network to (i) solicit or participate in the solicitation of CompuServe Members when that solicitation is for the benefit of any entity (including POC ) which could reasonably be construed to be or become in competition with CompuServe or (ii) promote any services which could reasonably be construed to be in competition with services available through CompuServe including, but not limited to, services available through the Internet. POC may not send any CompuServe Member unsolicited e-mail communications on or through the CompuServe Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" shall mean that the CompuServe Member has either (i) purchased Products from POC through the CompuServe Network or (ii) voluntarily provided information to POC through a contest, registration, or other communication, which included clear and conspicuous notice to the CompuServe Member that the information provided by the CompuServe Member could result in an e-mail being sent to that CompuServe Member by POC or its agents. In any commercial e-mail communications to CompuServe Members, which are otherwise permitted hereunder, POC shall provide the recipient with a prominent and easy means to "opt-out" of receiving any future commercial e-mail communications from POC .


COLLECTION OF MEMBER INFORMATION. POC is prohibited from collecting CompuServe Member screennames from public or private areas of the CompuServe Network, except as specifically provided below. POC shall ensure that any survey, questionnaire or other means of collecting Member Information including, without limitation, requests directed to specific CompuServe Member screennames and automated methods of collecting screennames (an "Information Request") complies with (i) all applicable laws and regulations, (ii) CompuServe's applicable Member Agreement, and (iii) any privacy policies which have been issued by CompuServe in writing during the Term (or, in the case of the POC Website, POC 's standard privacy policies, to the extent such policies are prominently published on the site and provide adequate notice and disclosure to users regarding POC 's collection, use and disclosure of any user information) (collectively, the "Applicable Privacy Policies"). Each Information Request shall clearly and conspicuously specify to the CompuServe Members at issue the purpose for which Member Information collected through the Information Request shall be used (the "Specified Purpose"). POC represents and warrants that the privacy policy contained on the POC Website meet the criteria created by the Online Privacy Coalition.


USE OF MEMBER INFORMATION. POC shall restrict use of the Member Information collected through an Information Request to the Specified Purpose. In no event shall POC (i) provide CompuServe Member names, screennames, addresses or other identifying information ("Member Information") to any third party (except to the extent specifically (a) permitted under the Applicable Privacy Policies or (b) authorized by the CompuServe Members in question) or (ii) otherwise use any Member Information in contravention of the above section regarding "Solicitation of Members."


EMAIL NEWSLETTERS. Any email newsletters sent to CompuServe Members by POC or its agents shall (i) be subject to CompuServe's policies on use of the email functionality, including but not limited to CompuServe's policy on unsolicited bulk email, (ii) be sent only to CompuServe Members requesting to receive such newsletters, (iii) not contain Content which violates CompuServe's Member Agreement, and (iv) not contain any advertisements, marketing or promotion for any entity reasonably construed by CompuServe to be in competition with CompuServe.


X.  TREATMENT OF CLAIMS

LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THIS AGREEMENT, THE USE OF OR INABILITY TO USE THE COMPUSERVE NETWORK OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION BELOW. EXCEPT AS PROVIDED BELOW IN THE "INDEMNITY" SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS PAYABLE HEREUNDER IN THE YEAR IN WHICH LIABILITY ACCRUED; PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISIONS OF THIS AGREEMENT.


NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, THE COMPUSERVE NETWORK, THE COMPUSERVE SOFTWARE OR DOCUMENTATION, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, COMPUSERVE SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF COMPUSERVE NETWORK OR THE NATIONAL ISP SERVICE.


INDEMNITY. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's breach of any duty, representation, or warranty of this Agreement.


If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party shall give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice shall (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party shall have a period of twenty (20) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite twenty (20) day period, the Indemnifying Party shall be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party shall have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required twenty (20) day period and elects not to defend such Action, the Indemnified Party shall be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party shall have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action shall require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.


ACKNOWLEDGMENT. COMPUSERVE AND POC EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT WERE NEGOTIATED TO REFLECT AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THEM OF ALL RISKS (BOTH KNOWN AND UNKNOWN) ASSOCIATED WITH THE TRANSACTIONS CONTEPOC LATED HEREUNDER. THE LIMITATIONS AND DISCLAIMERS RELATED TO WARRANTIES AND LIABILITY CONTAINED IN THIS AGREEMENT ARE INTENDED TO LIMIT THE CIRCUMSTANCES AND EXTENT OF LIABILITY. THE PROVISIONS OF THIS SECTION VI SHALL BE ENFORCEABLE INDEPENDENT OF AND SEVERABLE FROM ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT.




XI.  ARBITRATION

(a) The Parties shall act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, claim, controversy or disagreement (each a "Dispute") between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under this Agreement or any document executed pursuant to this Agreement. If the Parties cannot resolve the Dispute promptly, the Dispute shall be submitted to the Management Committee for resolution. For ten (10) days after the Dispute was submitted to the Management Committee, the Management Committee shall have the exclusive right to resolve such Dispute; provided further that the Management Committee shall have the final and exclusive right to resolve Disputes arising from any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. "Management Committee" shall mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable to amicably resolve the dispute as set forth in this paragraph
(a) and then, only in compliance with the procedures set forth in this Section.


(b) Except for Disputes relating to issues of (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (ii) any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms (which shall be resolved by the Parties solely and exclusively through amicable resolution as set forth in paragraph (a), any Dispute not resolved by amicable resolution as set forth in paragraph (a) shall be governed exclusively and finally by arbitration. Such arbitration shall be conducted by the American Arbitration Association ("AAA") in Washington, D.C. and shall be initiated and conducted in accordance with the Commercial Arbitration Rules ("Commercial Rules") of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes ("Complex Procedures"), as such rules shall be in effect on the date of delivery of a demand for arbitration ("Demand"), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree in good faith that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.


(c) The arbitration panel shall consist of three arbitrators. Each Party shall name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the Parties may have prior relationships with the naming Party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, should be a neutral participant, with no prior working relationship with either Party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. If a vacancy in the arbitration panel occurs after the hearings have commenced the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the Parties agree otherwise.


(d) The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law, shall govern the arbitrability of all Disputes. The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators shall reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The Federal Rules of Evidence shall apply IN TOTO. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings.


(e) The arbitrators shall have the authority to award compensatory damages only. Any award by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party's financial statements.


(f) Each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such Party's case (collectively, "Attorneys' Fees"). The remaining costs of the arbitration, including without limitation, fees of the arbitrators, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") shall be born equally by the parties. Notwithstanding the foregoing, the arbitrators may modify the allocation of Arbitration Costs and award Attorneys' Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the Parties and an award of Attorneys' Fees to the prevailing Party as determined by the arbitrators.


(g) Any Dispute that is not subject to final resolution by the Management Committee or to arbitration under this Section or law (collectively, "Non-Arbitration Claims") shall be brought in a court of competent jurisdiction. Each Party irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Ohio and the federal courts situated in the State of Ohio, over any and all Non-Arbitration Claims and any and all actions to enforce such claims or to recover damages or other relief in connection with such claims.

XII.  MISCELLANEOUS

EXCUSE. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.


INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.


NOTICE. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the CompuServe Network in the case of CompuServe) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of CompuServe, such notice will be provided to the Associate General Counsel (fax no. 614-457-9665), at the address of CompuServe set forth in the first paragraph of this Agreement. In the case of POC, except as otherwise specified herein, the notice address shall be the address for POC set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient's fax number or CompuServe e-mail address, to be as reasonably identified by CompuServe.


CONTACT PERSONS. Upon execution of this Agreement, the following persons shall be deemed the primary contact persons for purposes of completing and executing the terms of this Agreement: CompuServe--Kevin Dwinnell (614-538-4131) and DME/POC--Darien Dash (201-816-1285).


NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.


RETURN OF INFORMATION. Upon the expiration or termination of this Agreement, each Party shall, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.


SURVIVAL. Sections VI, VII, VIII IX, X, XI and XII of this Exhibit shall survive the completion, expiration, termination or cancellation of this Agreement.


ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.


AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.


FURTHER ASSURANCES. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.


ASSIGNMENT. Neither Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party. Assumption of the Agreement by any successor to POC (including, without limitation, by way of merger or consolidation) shall be subject to CompuServe's prior written approval. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and there respective successors and assigns. Notwithstanding the above, either Party may assign this Agreement in the event of a merger, a sale of substantially all of the Party's business, assets or stock provided, however, that the successor in interest shall be liable to the other Party of all obligations under this Agreement.


CONSTRUCTION; SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.


REMEDIES. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.


APPLICABLE LAW; JURISDICTION. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Ohio except for its conflicts of laws principles. Each Party irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Ohio and the federal courts situated in the State of Ohio, in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

EXPORT CONTROLS. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.


HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.


COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

                                    EXHIBIT D
                                    ---------

                     HOUSE ADVERTISING SUPPRESSION CRITERIA
                     --------------------------------------


ACTIVES
-------

Single Family Dwelling Unit (SFDU):         address only

Multiple Family Dwelling Unite (MFDU):      last name and address

Business Address (BA) :                     last name and address

CANCELS

SFDU:    last name and address

MFDU:    last name and address

BA:      last name and address

GENERAL
-------

Names will be suppressed in the following order: (i) AOL actives (with the most recent joins within this group suppressed first); (ii) AOL cancels (with the most recent cancels within this group suppressed first); (iii) CompuServe actives (with the most recent joins within this group suppressed first); and
(iv) CompuServe cancels (with the most recent cancels within this group suppressed first).


                                    EXHIBIT E
                                    ---------

                   INVESTOR RIGHTS AGREEMENT (To be provided)